Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations (602) 494-5328

Southern Copper Corporation announces change of ticker symbol.

Phoenix AZ, February 16, 2010- Southern Copper Corporation (NYSE and LSE: PCU) (SCC) announced today that, as anticipated in a press release issued by SCC on February 1, 2010, in an effort to enhance the recognition of SCC's common stock in the market and better reflect SCC's global presence, effective as of the opening of business on February 17, 2010, the ticker symbol under which SCC's common stock is listed on the New York Stock Exchange will change from "PCU" to "SCCO".

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserves. We are a NYSE and Lima Stock Exchange listed company that is approximately 80.0% owned by Grupo Mexico, a Mexican company listed on the Mexican Stock Exchange. The remaining 20.0% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico, Peru and conduct exploration activities in Mexico, Peru and Chile.

PARA SU DIFUSIÓN INMEDIATA
Relaciones con Inversionistas (602) 494-5328

Southern Copper Corporation anuncia cambio de símbolo.

Phoenix AZ, 16 de febrero de 2010 - Southern Copper Corporation (NYSE y BVL: PCU) (SCC) anunció hoy que, de acuerdo a lo anticipado en un comunicado de SCC de fecha 1 de febrero de 2010, en un esfuerzo por fortalecer el reconocimiento de las acciones del capital social de SCC y proyectar la presencia global de SCC, a partir del 17 de febrero de 2010, el símbolo bajo el cual las acciones del capital social de SCC se encuentran listadas en la Bolsa de Valores de Nueva York cambiará de "PCU" a "SCCO".

Southern Copper Corporation es uno de los mayores productores mundiales integrados de cobre y tiene una de las mayores reservas de cobre de cualquier compañía listada en bolsa. Somos una compañía listada en las Bolsas de Valores de Nueva York y Lima, Perú, cuya propiedad en aproximadamente un 80.0% le pertenece a Grupo México, una compañía mexicana listada en la Bolsa Mexicana de Valores. El 20.0% restante lo mantiene la comunidad internacional de inversionistas. Operamos minas y complejos metalúrgicos en México y Perú y llevamos a cabo actividades de exploración en México, Perú y Chile.

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317
www.southerncoppercorp.com